Exhibit 5.1

September 19, 2014

Lehigh Gas Partners LP

702 Hamilton Street, Suite 203

Allentown, Pennsylvania 18101

Ladies and Gentlemen:

We have acted as counsel to Lehigh Gas Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale by the Partnership of up to 4,140,000 common units (including an option to purchase up to 540,000 additional common units) representing limited partner interests of the Partnership (the “Offered Units”) pursuant to an underwriting agreement dated September 16, 2014 (the “Underwriting Agreement”), among the Partnership, Lehigh Gas GP LLC, the general partner of the Partnership and a Delaware limited liability company (the “General Partner”), and Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Raymond James & Associates, Inc., Wells Fargo Securities, LLC and RBC Capital Markets as representatives of the several underwriters named in Schedule I thereto (the “Underwriters”).

We refer to the Registration Statement on Form S-3, as amended (Registration No. 333-192035), filed by the Partnership with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on December 4, 2013 (the “Registration Statement”) and included a base prospectus (the “Base Prospectus”) and a prospectus supplement, dated September 16, 2014 (the “Prospectus Supplement”). The Base Prospectus, together with the Prospectus Supplement, is referred to herein as the “Prospectus.”

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, (iii) the certificate of limited partnership of the Partnership, (iv) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of October 30, 2012 (the “Partnership Agreement”), (v) resolutions of the board of directors of the General Partner and the pricing committee of the board of directors of the General Partner, (vi) the Underwriting Agreement and (vii) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Tel 212.237.0000 Fax 212.237.0100 www.velaw.com

Lehigh Gas Partners LP September 19, 2014 Page 2

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Offered Units, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

The opinions expressed herein are qualified in the following respects:

a.	We have assumed that (1) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (2) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

b.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

c.	We have assumed that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriters and constitutes a legal, valid and binding obligation of the Underwriters, and the Underwriters have the requisite organizational and legal power and authority to perform their obligations under the Underwriting Agreement.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.